Exhibit 99.1

Jason Industries Announces Confirmation of Plan of Reorganization

Company Expects to Emerge in Coming Days Bolstered by $250M Deleveraging

MILWAUKEE, WI,  August 26, 2020:  Jason Industries, Inc. (“Jason” or the “Company”) today announced that the United States Bankruptcy Court for the Southern District of New York has confirmed the Company’s Plan of Reorganization (the “Plan”), clearing the way for Jason to successfully complete its Chapter 11 financial restructuring and emerge in the coming days.

Upon emergence, Jason will be a private company backed by the strong ownership of its existing senior secured lenders, including Monomoy Capital Partners (“Monomoy”) and Credit Suisse Asset Management, LLC, each of whom will appoint representatives to serve on the new board of directors.  The Company will reduce its debt by approximately $250 million, ensuring that Jason, and its businesses Osborn and Milsco, will have greater financial flexibility to support ongoing operations and pursue its strategic plan for the benefit of its employees, customers and business partners.  As part of the new capital structure and ensuring that the company has sufficient liquidly upon exit from Chapter 11, Jason will enter into a $30 million ABL credit facility with Wells Fargo Bank, National Association. Pursuant to the Plan, the Company’s common and preferred stock will be cancelled, and holders thereof will not receive any recovery.

“We are thankful to our many stakeholders, including our creditors, customers, employees, and vendors for their ongoing support,” stated Brian Kobylinski, Chairman and Chief Executive Officer.  “The confidence our stakeholders maintain in Jason’s long-term value creation opportunities enabled us to reach this milestone in an expedited timeframe.”

Mr. Kobylinski continued, “We look forward to emerging from restructuring as a financially stronger company, which will enable us to capture the full benefits of the operational improvements, cost reductions and growth initiatives implemented prior to the COVID-19 global pandemic.”

Dan Collin, Monomoy Co-CEO and incoming Chairman of Jason’s Board also stated, “We’re very pleased with the outcome of the Company’s reorganization, and we look forward to working with management to ensure that both Osborn and Milsco have the necessary financial and operational resources to deliver profitable growth for years to come.”

Additional information about Jason’s restructuring is available via the Company’s restructuring website, https://dm.epiq11.com/case/jason/info.

Moelis & Company LLC, is acting as financial advisor, Kirkland & Ellis LLP is acting as legal counsel, and AlixPartners, LLP is acting as restructuring advisor to the Company in connection with the restructuring.  Houlihan Lokey Capital, Inc. is acting as financial and restructuring advisor and Weil, Gotshal & Manges LLP is acting as legal counsel to the First Lien Ad Hoc Group.

Forward-Looking Statements

Statements in this press release, including those regarding the contemplated timing of the Company’s emergence from its Chapter 11 restructuring and its future capitalization, results of operations, liquidity and prospects, include "forward-looking statements." These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding: the Company’s ability to successfully emerge from its restructuring under Chapter 11; potential adverse effects of the Chapter 11 cases on the Company’s liquidity and results of operations; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; and potential delays in the Chapter 11 process due to the effects of the COVID-19 virus. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company has no obligation to update or revise these forward-looking statements and does not undertake to do so.